EXHIBIT 10.5
FORM OF AMENDMENT ONE TO
NONSTATUTORY STOCK OPTION AGREEMENT
[Insert Option(s) Grant Date(s)/Options granted under the 2004 Equity Incentive Plan pursuant to the Non-Employee Director Compensation Program]
Dear [Insert Grantee Name]:
      Effective this date, Anadys Pharmaceuticals, Inc. (the “Company”) has amended the Nonstatuory Stock Option(s) identified above (the “Option(s)”), which was (were) granted to you under the Company’s 2004 Equity Incentive Plan (the “EIP”). The changes to the terms of the Option(s) contained in this Amendment One were approved by the Board of Directors on March 25, 2008 and are made to conform the Option(s) granted to you under the EIP in your capacity as a Non-Employee Director to certain provisions contained within the Non-Employee Director Stock Option Plan (the “Plan”).
      The changes to the terms of the Option(s) are mutually agreed to by you and the Company and are set forth below, with such defined terms as set forth in the Plan:
1.	A new Section 11 entitled “Change in Control” is added after Section 10 of the Nonstatutory Stock Option Agreement(s) to read as follows:
      Upon a Change in Control, the vesting of Options that are held by Optionholders whose Continuous Service has not terminated prior to the effective time of the Change in Control (and, if applicable, the time at which such Options may be exercised) shall (contingent upon the effectiveness of the Change in Control) be accelerated in full to a date prior to the effective time of such Change in Control as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Change in Control), and such Options shall terminate on the date that is twelve (12) months after the effective time of the Change in Control if not exercised (if applicable) at or prior to date. With respect to any other Options outstanding under the Plan, the vesting of such Options (and, if applicable, the time at which such Options may be exercised) shall not be accelerated, unless otherwise provided in a written agreement between the Company or any Affiliate and the holder of such Options, and such Options shall terminate if not exercised (if applicable) prior to the effective time of the Change in Control.
2.	The section entitled “Notices” of the Nonstatutory Stock Option Agreement is now renumbered as Section 12;

3.	The section entitled “Governing Plan Document” of the Nonstatutory Stock Option Agreement is now renumbered as Section 13; and

4.	Except as specifically amended and modified herein, the Option(s) shall continue in force and effect pursuant to its terms, as originally granted, subject to the provisions of the EIP.
Very truly yours,

Anadys Pharmaceuticals, Inc.
By:
	Name:	Stephen T. Worland, Ph.D
	Title:	President and Chief Executive Officer

     The undersigned Grantee acknowledges receipt of the foregoing Amendment and understands and agrees that the rights and liabilities with respect to the Option(s) described therein are now contained in the Option and this Amendment One.
Grantee

By:		Date:
Name: